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                                                                  Exhibit (d)(1)

                                                                EXECUTION COPY








                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             DOREL INDUSTRIES, INC.,

                      DIAMOND ACQUISITION SUBSIDIARY, INC.

                                       AND

                                SAFETY 1ST, INC.












                           Dated as of April 22, 2000






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                                TABLE OF CONTENTS

                                                                                           Page

ARTICLE I         The Offer...................................................................5

         1.1      The Offer...................................................................5

         1.2      Company Actions.............................................................6

         1.3      Board Representation........................................................7

         1.4      Company Stock Options and Related Matters...................................8

ARTICLE II        The Merger..................................................................9

         2.1      The Merger..................................................................9

         2.2      Effective Time..............................................................9

         2.3      Closing.....................................................................9

         2.4      Directors and Officers.....................................................10

         2.5      Stockholders' Meeting......................................................10

         2.6      Conversion of Securities...................................................10

         2.7      Taking of Necessary Action; Further Action.................................11

ARTICLE III       Payment for Shares; Dissenting Shares......................................11

         3.1      Payment for Shares of Company Common Stock.................................11

         3.2      Appraisal Rights...........................................................13

ARTICLE IV        Representations and Warranties of Parents and Acquisition Sub..............13

         4.1      Existence; Good Standing; Authority; Compliance With Law...................14

         4.2      Authorization; Validity of Agreement; Necessary Action.....................14

         4.3      Consents and Approvals; No Violations......................................14

         4.4      Required Financing.........................................................15

ARTICLE V         Representations and Warranties of the Company..............................15

         5.1      Existence; Good Standing; Authority; Compliance With Law...................15

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

         5.2      Authorization, Validity and Effect of Agreements...........................16

         5.3      Capitalization.............................................................17

         5.4      Subsidiaries...............................................................17

         5.5      Other Interests............................................................18

         5.6      No Violation; Consents.....................................................18

         5.7      Commission Documents.......................................................18

         5.8      Litigation.................................................................19

         5.9      Absence of Certain Changes.................................................19

         5.10     Taxes......................................................................19

         5.11     Properties.................................................................20

         5.12     Intellectual Property......................................................21

         5.13     Environmental Matters......................................................21

         5.14     Employee Benefit Plans.....................................................22

         5.15     Labor Matters..............................................................24

         5.16     No Brokers.................................................................24

         5.17     Opinion of Financial Advisor...............................................24

         5.18     Material Contracts.........................................................24

         5.19     Definition of the Company's Knowledge......................................25

ARTICLE VI        Conduct of Business Pending the Merger.....................................25

         6.1      Conduct of Business by the Company.........................................25

ARTICLE VII       Additional Agreements......................................................26

         7.1      HSR and Other Filings......................................................26

         7.2      Fees and Expenses..........................................................28

         7.3      No Solicitations...........................................................28

         7.4      Officers' and Directors' Indemnification...................................29

         7.5      Access to Information; Confidentiality.....................................31

         7.6      Financial and Other Statements.............................................31

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

         7.7      Public Announcements.......................................................32

         7.8      Employee Benefit Arrangements..............................................32

         7.9      Required Financing.........................................................32

         7.10     Further Assurances.........................................................33

ARTICLE VIII      Conditions to the Merger...................................................33

         8.1      Conditions to the Obligations of Each Party to Effect the Merger...........33

ARTICLE IX        Termination, Amendment and Waiver..........................................34

         9.1      Termination................................................................34

         9.2      Effect of Termination......................................................35

         9.3      Amendment..................................................................36

         9.4      Extension; Waiver..........................................................36

ARTICLE X         General Provisions.........................................................37

         10.1     Notices....................................................................37

         10.2     Interpretation.............................................................37

         10.3     Non-Survival of Representations, Warranties, Covenants and Agreements......38

         10.4     Miscellaneous..............................................................38

         10.5     Assignment.................................................................38

         10.6     Severability...............................................................38

         10.7     Choice of Law/Consent to Jurisdiction......................................38

         10.8     No Agreement Until Executed................................................39

ANNEX A  ....................................................................................A-1

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


                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF Dorel Industries, Inc., a Quebec corporation ("Parent"), Diamond Acquisition Subsidiary, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and Safety 1st, Inc., a Massachusetts corporation (the "Company").

                                    RECITALS

                  WHEREAS, the Board of Directors of each of Parent, Acquisition Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

                  WHEREAS, Parent, the Acquisition Sub and each of Michael Lerner and Michael Bernstein have entered into a Tender Agreement, dated as of the date hereof obligating each of them to tender his Shares (as defined below) pursuant to the Offer (as defined below), substantially in the form of Exhibit A hereto and the Company agrees to use its best efforts to have BT Capital Partners, Inc. and Bear, Stearns & Co., Inc. enter into the Tender Agreement;
                                       4

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, Acquisition Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  1.1      The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with its terms, Acquisition Sub shall, as soon as practicable after the date hereof, commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")), an offer to purchase (as such offer to purchase may be amended in accordance with the terms of this Agreement, the "Offer") all of the issued and outstanding shares ("Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") at a price of not less than $13.875 per Share, net to the seller in cash (less applicable withholding taxes, if any) (such price, or such other price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). After the commencement of the Offer, the Offer and the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto and the condition (the "Minimum Condition") that there be validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Shares on a fully diluted basis (the "Minimum Percentage"). Parent and Acquisition Sub expressly reserve the right to waive any condition set forth in Annex A, to change the form or amount payable per Share in the Offer (including the Offer Price) and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Parent shall not amend, or permit to be amended, the Offer to (i) decrease the Offer Price, (ii) change the consideration into a form other than cash, (iii) add any conditions to the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer, (iv) amend (other than to waive) the Minimum Condition or the other conditions set forth in Annex A, or (v) reduce the maximum number of Shares to be purchased in the Offer. If on the initial scheduled expiration date of the Offer (the "Initial Expiration Date"), which shall be 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Acquisition Sub may, from time to time, in its sole discretion, extend the expiration date of the Offer (the "Expiration Date"); provided, however, that, except as set forth below, the Expiration Date, as extended, shall be no later than the date that is 40 business days immediately following the Initial Expiration Date. Notwithstanding the foregoing, if on the Initial Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in respect of the Offer shall not have expired or been terminated and all other conditions to the Offer shall have been satisfied or waived other than the Minimum Condition, Acquisition Sub shall be required to extend the Expiration Date until such waiting period shall have expired or been terminated, subject to the provisions of Section 9.1(b)(ii). Acquisition Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as practicable as it is legally permitted to do so under this Agreement and applicable law. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Percentage and the conditions set forth in Annex A hereto.

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

                  (b) On the date the Offer is commenced, Parent and Acquisition Sub shall file or cause to be filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule TO (together with all amendments or supplements thereto, the "Schedule TO"), which shall include as an exhibit or incorporate by reference, the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (such Schedule TO, the Offer to Purchase and related documents, together with all amendments or supplements thereto, are collectively referred to herein as the "Offer Documents"). Parent and Acquisition Sub shall take all necessary steps to cause the Offer Documents (other than the Schedule TO), together with the
Schedule 14D-9 (as hereinafter defined), to be disseminated to the holders of Common Stock as soon as practicable following commencement of the Offer. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information furnished by the Company for inclusion in the Offer Documents. The information supplied in writing by the Company for inclusion in the Offer Documents and by Parent or Acquisition Sub for inclusion in the Schedule TO (as hereinafter defined) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition Sub and the Company each agrees promptly to amend or supplement any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and Parent and Acquisition Sub each further agrees to take all steps necessary to cause the Offer Documents, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

                  1.2      Company Actions.

                  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as hereinafter defined) taken together, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and the Offer (collectively, the "Transactions"), and such approval constitutes approval of the Transactions for purposes of Chapter 110F of the Massachusetts General Laws, as amended (the "MGL"), and
(iii) voted to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition Sub and approve and adopt this Agreement and the Merger, subject to the Company's rights under Section 7.3 hereof.

                  (b) Concurrently with the commencement of the Offer and the filing by or on behalf of Parent and Acquisition Sub of the Schedule TO, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments or supplements thereto, the "Schedule 14D-9"), containing (among other things) the recommendation referred to in clause (iii) of Section 1.2(a) hereof, subject to the Company's rights under Section 7.3 hereof. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Acquisition Sub for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition Sub each agrees promptly to correct, amend or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

                  (c) In connection with the Offer, the Company shall promptly furnish Parent and Acquisition Sub with a list of the names and addresses of all record holders of Shares and security position listings of Shares, each as of a recent date, and shall promptly furnish Parent and Acquisition Sub with such additional information, including updated lists of the stockholders of the Company, lists of the holders of the Company's outstanding stock options, mailing labels, security position listings and such other assistance and information as Parent or Acquisition Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, each of Parent and Acquisition Sub shall use the information described in the preceding sentence only in connection with the Offer, and if this Agreement is terminated in accordance with its terms, each of them shall, upon the Company's request, deliver to the Company all such information and any copies or extracts thereof then in its possession or under its control.

                  1.3      Board Representation.

                    Promptly upon the purchase of Shares by Acquisition Sub pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (a) the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) and (b) the percentage that the total votes represented by such number of Shares in the election of directors of the Company so purchased by Acquisition Sub bears to the total votes represented by the number of Shares outstanding. In furtherance thereof, the Company shall, upon request by Parent, promptly increase the size of the Company Board and/or exercise its best efforts to secure the resignations of such number of its directors as is necessary to enable Parent's designees to be elected to the Company Board and shall take all actions to cause Parent's designees to be so elected to the Company Board. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section
10.2 hereof) of the Company (each, a "Company Subsidiary") and (iii) each committee (or similar body) of each such board. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 of the Exchange Act in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, in the event that Parent's designees are elected to the Company Board, until the Effective Time (as hereinafter defined), the Company Board shall have at least two directors who are directors on the date hereof (the "Independent Directors"); provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Acquisition Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to
(a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) extend the time for performance of Parent's and Acquisition Sub's respective obligations hereunder.

                  1.4      Company Stock Options and Related Matters.

                  (a) Each option (collectively, the "Options") granted under the Company Stock Option Plans (as hereinafter defined), which is outstanding (whether or not currently exercisable) as of immediately prior to the date on which Acquisition Sub accepts for payment Shares pursuant to the Offer (the "Acceptance Date") and which has not been exercised or canceled prior thereto shall, on the Acceptance Date, be canceled and in exchange therefor, Parent shall pay to the holder thereof cash in an amount equal to the product of (i) the number of Shares provided for in such Option and (ii) the excess, if any, of the Offer Price over the exercise price per Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Notwithstanding the foregoing, if the exercise price per Share provided for in any Option exceeds the Offer Price, no cash shall be paid with regard to such Option to the holder of such Option. The Company shall take all actions necessary to ensure that (i) all Options, to the extent not exercised prior to the Acceptance Date, shall terminate and be canceled as of the Acceptance Date and thereafter be of no further force or effect, (ii) no Options are granted after the date of this Agreement, and (iii) as of the Acceptance Date, the Company Stock Option Plans and all Options issued thereunder shall terminate.

                  (b) Except as may be otherwise agreed to by Parent or Acquisition Sub and the Company, the Company Stock Option Plans shall terminate as of the Acceptance Date and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be of no further force and effect and shall be deemed to be deleted as of the Acceptance Date and no holder of an Option or any participant in any Company Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation (as hereinafter defined) or any Subsidiary thereof.

                                   ARTICLE II

                                   THE MERGER

                  2.1      The Merger.

                    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Acquisition Sub shall consummate a merger (the "Merger") pursuant to which (a) Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Company shall take such steps as are permitted under the Massachusetts Business Corporation Law ("MBCL") to (i) amend the Articles of Organization of the Company (the "Articles of Organization") so that the Articles of Organization of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization, and (ii) amend the Bylaws of the Company (the "Bylaws") so that the Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by the Articles of Organization of the Surviving Corporation and by such Bylaws. The Merger shall have the effects specified in the MBCL. The purpose, powers, rights and privileges permitted in the Articles of Organization are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to the Company by the MBCL, it being intended that the Company shall be authorized to have and shall have all the powers, rights, and privileges granted or permitted to a corporation by such statutes.

                  2.2      Effective Time.

                    As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Acquisition Sub and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the Secretary of the Commonwealth of Massachusetts in accordance with the MBCL. The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the filing fee (as provided in Section 114 of the MBCL), have been examined by and received the endorsed approval of the Secretary of State of the Commonwealth of Massachusetts (the "Effective Time").

                  2.3      Closing.

                    The closing of the Merger (the "Closing") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

                  2.4    Directors and Officers.

                    The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation.

                  2.5    Stockholders' Meeting.

                    If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

                         (a) duly call, give notice of, convene and hold a
special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the Acceptance Date for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                         (b) prepare and file in consultation with Parent with
the Commission a preliminary proxy or information statement relating to the Merger and this Agreement containing the information required by the Commission to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without the consultation and approval of Parent and its counsel (which shall not be unreasonably withheld), and to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                         (c) include in the Proxy Statement the recommendation
of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  In the event that a Special Meeting is called with respect to the Merger or related matters, Parent and Acquisition Sub hereby agree to vote all shares of capital stock of the Company that they or any affiliate acquire in the Offer or otherwise are entitled to vote at any such Special Meeting or any adjournment or postponement thereof in favor of the approval of the Merger and the adoption of the Agreement and other related agreements (or any amended version thereof) and any actions related thereto.

                  2.6    Conversion of Securities.

                    At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holders of any
Shares:

                         (a) Each issued and outstanding Share held by the
Company as a treasury Share or held by any direct or indirect Company Subsidiary and each issued and outstanding Share owned by Parent, Acquisition Sub or any other direct or indirect Subsidiary of Parent (a "Parent Subsidiary") immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

                  (b) Each Share issued and outstanding immediately prior to the Effective Time, other than (i) those Shares referred to in Section 2.6(a) and
(ii) Dissenting Shares (as hereinafter defined), shall be canceled and shall be converted automatically into and represent the right to receive the kind and amount of consideration (without interest) equal to the kind and amount of consideration paid per Share pursuant to the Offer (the "Merger Consideration"), payable (without interest) to the holder of such Share upon surrender, in the manner provided in Section 3.1 hereof, of the Certificate (as hereinafter defined) that formerly evidenced such Share. All of the Certificates evidencing Shares, by virtue of the Merger and without any action on the part of the stockholders of the Company or the Company, shall be deemed to be no longer outstanding, shall not be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the amount set forth in this Section 2.6(b); and

                  (c) Each share of common stock, no par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, a certificate for which shall be issued to the stockholder of Acquisition Sub upon surrender to the Surviving Corporation of such stockholder's certificate formerly representing such shares of Acquisition Sub.

                  2.7      Taking of Necessary Action; Further Action.

                    Each of Parent, Acquisition Sub and the Company shall use its best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the MBCL as promptly as practicable following the purchase of shares pursuant to the Offer. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both of the Company and Acquisition Sub, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action. Acquisition Sub agrees, and Parent agrees to cause Acquisition Sub, to vote all of the Shares owned beneficially or of record by it or any of its affiliates or associates as of the record date for the Special Meeting in favor of the Merger at the Special Meeting.

                                   ARTICLE III

                      PAYMENT FOR SHARES; DISSENTING SHARES

                  3.1      Payment for Shares of Company Common Stock.

                  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of certificates for the Merger Consideration which, prior to the Effective Time, represented Shares entitled to receive the Merger Consideration pursuant to
Section 2.6(b) hereof.

                  (b) Immediately prior to the Effective Time, Parent or Acquisition Sub shall deposit in trust with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned by, or issuable upon conversion of other securities to, the Company, Parent, Acquisition Sub or any direct or indirect Parent Subsidiary or Company Subsidiary and Shares known immediately prior to the Effective Time to be Dissenting Shares) (as hereinafter defined)

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
and (ii) the Merger Consideration (such aggregate amount being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.6(b) hereof out of the Payment Fund.

                  (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.6(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and instructions for its use in surrendering Certificates in exchange for payment of the Merger Consideration. Upon the surrender to the Paying Agent of such a Certificate, together with such duly executed letter of transmittal and any other required documents, the holder thereof shall be paid, without interest thereon, the Merger Consideration to which such holder is entitled hereunder, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration into which the Shares such Certificate theretofore represented shall have been converted pursuant to
Section 2.6(b), and the holder thereof shall not be entitled to be paid any cash to which such holder otherwise would be entitled. In case any payment pursuant to this Section 3.1 is to be made to a holder other than the registered holder of a surrendered Certificate, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  (d) Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as a general creditor thereof with respect to any Merger Consideration, without interest, that may be payable upon due surrender of the Certificate or Certificates held by them. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates that prior to the Effective Time evidenced Shares for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or other similar laws.

                  (e) At the Effective Time, the Company Common Stock transfer books shall be closed and no transfer of Shares shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.6(b), subject to applicable law in the case of Dissenting Shares.

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                  3.2      Appraisal Rights.

                  (a) Notwithstanding anything in this Agreement to the contrary, any Shares ("Dissenting Shares") which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have timely filed with the Company, before the taking of the vote of the stockholders of the Company to approve this Agreement, written objections to such approval stating their intention to demand payment for such Shares, and who have not voted such Shares in favor of the adoption of this Agreement will not be converted as described in Section 2.6 hereof, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the applicable provisions of the MBCL (the "Appraisal Rights Provisions"); provided, however, that all Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in Section
2.6 hereof. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Parent or Acquisition Sub abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MBCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the MBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

                  (c) Each dissenting stockholder who becomes entitled under the MBCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the MBCL) and such Dissenting Shares shall be canceled.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

                  Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company which shall refer to the relevant sections of this Agreement (the "Parent Disclosure Schedule"), Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

                  4.1  Existence; Good Standing; Authority; Compliance With Law.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Province of Quebec. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Except as set forth in Section 4.1 of the Parent Disclosure Schedule, each of Parent and Acquisition Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Parent Material Adverse Effect (as defined below). For purposes of this Agreement, a "Parent Material Adverse Effect" shall mean a material adverse effect on the current business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole. Each of Parent and Acquisition Sub has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

                  (b) Neither Parent nor Acquisition Sub is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or Acquisition Sub or any of their respective properties or assets is subject, where such violation would have a Parent Material Adverse Effect. Parent and Acquisition Sub have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would have a Parent Material Adverse Effect.

                  (c) Copies of the Articles or Certificate of Incorporation and bylaws (and in each such case, all amendments thereto) of each of the Parent and Acquisition Sub are in Section 4.1 of the Parent Disclosure Schedule.

                  4.2   Authorization; Validity of Agreement; Necessary Action.

                  Each of Parent and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent (the "Parent Board") and the Board of Directors of Acquisition Sub (the "Acquisition Sub Board") and by Parent as the sole stockholder of Acquisition Sub, and except as set forth in
Section 4.2 of the Parent Disclosure Schedule, no other corporate action on the part of Parent and Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  4.3   Consents and Approvals; No Violations.

                  Except as set forth in Section 4.3 of the Parent Disclosure Schedule and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or state "Blue Sky" laws and the MGL, none of the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, the consummation by Parent or Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective articles of organization or bylaws of Parent or Acquisition Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which either of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Acquisition Sub or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                  4.4   Required Financing.

                   Parent and Acquisition Sub have financing commitments in place which, if funded in accordance with their terms, will provide sufficient funds to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of this Agreement, to consummate the Transactions and to repay all amounts of the Company's outstanding indebtedness for borrowed money. Neither Parent nor Acquisition Sub has any reason to believe that any condition to such financing commitments cannot or will not be waived or satisfied prior to the Initial Expiration Date. Parent has provided to the Company a true, complete and correct copy of the financing commitment letter (the "Financing Letter"), and all amendments thereto, executed by the lender (the "Lender"). Parent will provide to the Company any amendments to the Financing Letter as promptly as possible (but in any event within twenty-four
(24) hours).

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and Acquisition Sub, which shall refer to the relevant sections of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Acquisition Sub as follows:

                  5.1  Existence; Good Standing; Authority; Compliance With Law.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, a "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

                  (b) Each of the Company Subsidiaries listed in Section 5.1 of the Company Disclosure Schedule (the "Company Subsidiaries") is a corporation, partnership or limited liability company (or similar entity or association in the case of those Company Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The Company has no other subsidiaries other than the Company Subsidiaries.

                  (c) Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations would have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other failures, would have a Company Material Adverse Effect.

                  (d) Copies of the Articles of Organization and Bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries are in Section 5.1 of the Company Disclosure Schedule.

                  5.2   Authorization, Validity and Effect of Agreements.

                    The Company has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of Chapter 110F of the MGL and all other applicable takeover statutes inapplicable to this Agreement and the Transactions. Subject only to the approval of this Agreement by the holders of the Company Common Stock, if required, the execution by the Company of this Agreement and consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                5.3   Capitalization.

                    The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, $1.00 par value per share, of the Company (the "Company Preferred Stock"). As of the date of this Agreement, (i) 8,572,215 shares of Company Common Stock were issued and outstanding, (ii) 2,900,000 shares of Company Common Stock have been authorized and reserved for issuance pursuant to the Company's stock option plans listed in Section 5.3 of the Company Disclosure Schedule (the "Company Stock Option Plans"), subject to adjustment on the terms set forth in the Company Stock Option Plans, (iii) 2,640,232 Options were outstanding under the Company Stock Option Plans, and (iv) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Options (all of which have been issued under the Company Stock Option Plans), as of the date of this Agreement there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3 of the Company Disclosure Schedule sets forth a full list of the Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option, and the vesting schedule for each Option. As of the Acceptance Date, pursuant to the Company Stock Option Plans, the Options will be fully vested and immediately exercisable. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

                  5.4   Subsidiaries.

                    Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each of the Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Company Subsidiary as of the date of this Agreement is set forth in Section 5.4 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and
(iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it.

                  5.5   Other Interests.

                    Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

                  5.6   No Violation; Consents.

                    Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Articles of Organization or the Bylaws. Except as set forth in Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of
(i) any note, bond, mortgage, indenture or deed of trust or (ii) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound, except as otherwise would not, individually or in the aggregate, have a Company Material Adverse Effect. Other than the filings provided for in Article II of this Agreement, the HSR Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  5.7   Commission Documents.

                    The Company has filed all required forms, reports and documents with the Commission since December 31, 1997 (collectively, the "Company SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). All required Company SEC Reports have been filed with the Commission and constitute all forms, reports and documents required to be filed by the Company under the Securities Laws since December 31, 1997. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act. No Company Subsidiary is required to file any form, report or document with the Commission.

                  5.8   Litigation.

                    Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would
(i) have a Company Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (iii) prevent the consummation of any of the Transactions.

                  5.9   Absence of Certain Changes.

                    Except as disclosed in the Company SEC Reports filed with the Commission between December 31, 1999 and the date of this Agreement, and except as set forth in Section 5.9 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (ii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; or (iii) any material change in the Company's accounting principles, practices or methods.

                  5.10  Taxes.

                  (a) Except as set forth in Section 5.10 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) has timely filed all Tax Returns (as defined below) which the Company was required to file (after giving effect to any filing extension granted by a Governmental Entity) and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in
Section 5.10 of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 reflect, to the knowledge of the Company, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any returns. To the knowledge of the Company, and except as set forth in
Section 5.10 of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending.

                  (b) For purposes of this Agreement, "Taxes" means any and all taxes, fees, levies, duties tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, worker's compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers; duties, tariffs and similar charges.

                  (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  5.11   Properties.

                  (a) Section 5.11 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company or any of the Company Subsidiaries and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to Parent or Acquisition Sub complete and accurate copies of the leases and subleases (as amended to date) listed in Section 5.11 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 5.11 of the Company Disclosure Schedule except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                           (i) the lease or sublease is legal, valid, binding, enforceable obligation of the Company or Company Subsidiary, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

                           (ii) neither the Company nor any Company Subsidiary, or to the knowledge of the Company any other party, is in material breach or violation of, or default under, any such lease or sublease, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, would constitute a material breach or default by the Company or a Company Subsidiary, or to the knowledge of the Company, any other party under such lease or sublease;

                           (iii) neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

                           (iv) the Company is not aware of any Encumbrances (as defined below), easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company of the property subject thereto.

                  (b) Except as set forth in Section 5.11 of the Company Disclosure Schedule, the Company and the Company Subsidiaries own good title, free and clear of all liens which secure the payment of money mortgages or deeds of trust, monetary, charges which are liens, security interests or other encumbrances on title which secure the payment of money (collectively, "Encumbrances"), to all property and assets necessary to conduct the business of the Company as presently conducted, except for (A) Encumbrances reflected in the Company's balance sheet at January 1, 2000 as reflected in the Company SEC Reports, (B) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (C) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are, to the Company's knowledge, in good condition and repair, except for ordinary wear and tear, to the extent necessary to permit the Company and the Company Subsidiaries to conduct their business as they are presently being conducted.

                  5.12  Intellectual Property.

                    To the knowledge of the Company, the Company or the Company Subsidiaries are the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, software, patents and copyrights. As of the date of this Agreement, except as disclosed in the Company SEC Reports or Section 5.12 of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the Company or any Company Subsidiary is in violation of any such intellectual property right of any third party which, individually or in the aggregate, would have a Company Material Adverse Effect, and, to the Company's knowledge, no third party is in violation of any intellectual property rights of the Company or any Company Subsidiary which, individually or in the aggregate, would have a Company Material Adverse Effect.

                  5.13  Environmental Matters.

                    The Company and the Company Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, would not have a Company Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances into the environment, or impose requirements relating to environmental protection. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any

"hazardous substances" or "pollutant" or "contaminant" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof. Except as set forth in Section 5.13 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law. Except as set forth in Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 5.13 of the Company Disclosure Schedule, (i) the Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

                  5.14  Employee Benefit Plans.

                  (a) Section 5.14 of the Company Disclosure Schedule sets forth a list of every Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

                  (b) Each Company Benefit Plan which has been intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and neither the Company nor any Affiliate knows that any such Company Benefit Plan has been maintained in a manner that would preclude qualified status.

                  (c) With respect to any Company Benefit Plan, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, which, in either case, would subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense that would have a Company Material Adverse Effect. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Company Benefit Plan.

                  (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which has not been paid in full as of the date of this Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section
302. With respect to any Company Benefit Plan maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (other than as a result of the transactions contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as set forth in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined).

                  (e) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit
Plan) have previously been made available to Parent: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Form 5500, with all applicable schedules and accountants' opinions attached thereto; and (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto.

                  (f)      For purposes of this Section:

                           (i) "Company Benefit Plan" means (A) all employee
                  benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, and (B) all stock option plans and stock purchase plans.

                           (ii) An entity "maintains" a Company Benefit Plan if
                  such entity sponsors, contributes to, or provides benefits under or through such Company Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                           (iii) An entity is an "Affiliate" of the Company for
                  purposes of this Section 5.14 if it would have ever been considered a single employer with the Company under ERISA
                  Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

                           (iv) "Multiemployer Plan" means an employee pension
                  or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

                  5.15  Labor Matters.

                    Except as set forth in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business, except for any such proceeding which would not have a Company Material Adverse Effect. To the Company's knowledge there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

                  5.16  No Brokers.

                    Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or Acquisition Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor in connection with the Transactions. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

                  5.17  Opinion of Financial Advisor.

                    The Company has received the opinion of Goldman Sachs to the effect that, as of the date hereof, the Offer Price and the Merger Consideration are fair to the holders of the Company Common Stock from a financial point of view.

                  5.18  Material Contracts.

                    Except as set forth on Schedule 5.18 of the Company Disclosure Schedule, the Company SEC Documents list all Material Contracts (as defined below) of the Company, and except as set forth on Schedule 5.18 of the Company Disclosure Schedule or in the Company SEC Documents, to the knowledge of the Company, each Material Contract is valid, binding and enforceable and in full force and effect; except where such failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no defaults thereunder, except those defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Material Contracts" shall mean (i) all contracts, agreements or understandings with customers of the Company and Company Subsidiaries in the last fiscal year where each customers' contracts, agreements or understandings in the aggregate account for more than 10% of the Company's annual revenues;
(ii) all acquisition, merger, asset purchase or sale agreements entered into by the Company in the last two fiscal years with a transaction value in excess of 10% of the Company's annual revenues; and (iii) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

                5.19  Definition of the Company's Knowledge.

                    As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means the actual (and not the constructive or imputed) knowledge, after due inquiry, of those individuals identified in
Section 5.19 of the Company Disclosure Schedule.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  6.1   Conduct of Business by the Company.

                    During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall and shall cause each of the Company Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

                  (a) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for dividends paid by any Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

                  (b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Shares upon the exercise of Options and Warrants outstanding on the date of this Agreement in accordance with their present terms);

                  (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof or as set forth in Section 6.1 of the Company Disclosure Schedule;

                  (d) except up to $10,000,000 pursuant to credit facilities in existence on the date hereof, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business, except, in each case, pursuant to credit facilities in existence on the date hereof;

                  (e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations

(absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Transactions;

                  (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change);

                  (g) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-executive officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

                  (h) adopt any amendments to the Articles of Organization or the Bylaws except as expressly provided by the terms of this Agreement;

                  (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

                  (j) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000;

                  (k) amend any term of any outstanding security of the Company or any Company Subsidiary;

                  (l) other than in the ordinary course of business, neither the Company nor any Company Subsidiary shall modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract;

                  (m) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice; or

                  (n) enter into an agreement to take any of the foregoing actions.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  7.1   HSR and Other Filings.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligations of Parent and the Company to use their "best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

                  (b) Without limiting the generality of the foregoing, as promptly as practicable, Parent and the Company each shall properly prepare and file any other filings required under federal or state law relating to the Merger and the other Transactions (including filings, if any, required under the HSR Act) (collectively, "Other Filings"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Entity or official, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Other Filings. Parent and Acquisition Sub hereby covenant and agree to use their respective best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of the Federal Trade Commission (the "FTC") or any other Governmental Entity for the transactions contemplated hereby, including, without limitation,
(i) defending through litigation on the merits any antitrust, trade regulation or competition claim asserted in any court by any Governmental Entity, including, but not limited to, defending against any request for, or seeking to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay consummation of the Merger, and (ii) divesting such plants, assets or businesses of Parent or the Company or any of their respective Subsidiaries (including entering into ancillary agreements relating to any such divestiture of such assets or businesses) as may be required in order to avoid the filing of a lawsuit by any Governmental Entity seeking to enjoin the Merger, or the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the Merger. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of the Company or any of the Company Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Merger. The Company and Parent shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any consents from Governmental Entity, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat,
(iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Merger, and
(v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

                  7.2   Fees and Expenses.

                  Subject to Section 9.2(b) hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses.

                  7.3   No Solicitations.

                  (a) The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that may be reasonably expected to lead to, any Acquisition Proposal (as hereinafter defined) and will promptly request the return of all confidential information regarding the Company provided to any third party prior to the date of this Agreement pursuant to the terms of any confidentiality agreements. Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, if the Company receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.3(a), and the Company Board determines in good faith (after consulting with its outside legal counsel and its financial advisor) that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below), the Company (x) may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal (a "Third Party") and (y) may participate in negotiations regarding such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company will notify Parent after receipt of any Acquisition Proposal, but shall not be required to disclose to Parent or Acquisition Sub the identity of the Third Party making any such Acquisition Proposal and shall have no duty to notify or update Parent or Acquisition Sub on the status of discussions or negotiations (including the status of such Acquisition Proposal or any amendments or proposed amendments thereto) between the Company and such Third Party.

                  (b) The Board of Directors of the Company shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, its approval or recommendation of this Agreement or the Offer or the Merger unless the Board of Directors of the Company shall have received an Acquisition Proposal reasonably likely to lead to a Superior Proposal and shall have determined in good faith, after consulting with its outside legal counsel and its financial advisor, that this Agreement or the Offer or the Merger is no longer in the best interests of the Company's stockholders and that such withdrawal or modification is required to satisfy its fiduciary duties to the Company's stockholders under applicable law.

                  (c) Nothing contained in this Section 7.3 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

                  (d) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries,
(iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the other Transactions.

                  (e) As used in this Agreement, the term "Superior Proposal" shall mean an Acquisition Proposal that the Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the Transactions.


                  7.4  Officers' and Directors' Indemnification.

                  (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel satisfactory to them, and the Company, and the Surviving Corporation and Parent after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company, the Surviving Corporation and Parent will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.4, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent, thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

                  (b) Parent and Acquisition Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Articles of Organization or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company.

                  (c) This Section 7.4 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.4.

                  (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.4.

                  7.5   Access to Information; Confidentiality.

                    From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to Parent such financial, operating and other data and information as Parent may reasonably request. Prior to the Effective Time, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated February 17, 2000 (the "Confidentiality Agreement"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions. At the Effective Time, such Confidentiality Agreement shall terminate.

                  7.6   Financial and Other Statements.

                    Notwithstanding anything contained in Section 7.5, during the term of this Agreement, the Company shall also provide to Parent the following documents and information:

                  (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Parent its Annual Report on Form 10-K, as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the Commission, a copy of each Current Report on Form 8-K.

                  (b) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the Commission or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

                  7.7  Public Announcements.

                    The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions (including any "pre-commencement communications" permitted by Rule 14d-2(b) of the Exchange Act) and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Offer and the Transactions contemplated thereby no later than (i) the close of trading on the Nasdaq National Market on the day this Agreement is signed, if such signing occurs during a business day or (ii) the opening of trading on the Nasdaq National Market on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day. The parties agree that such joint public announcement shall be filed with the Commission by Parent and Acquisition Sub on Schedule TO in accordance with Rule 14d-2(b) of the Exchange Act.

                  7.8   Employee Benefit Arrangements.

                  (a) After the Closing, Parent shall cause Acquisition Sub or the Company to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party, except as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Company Subsidiary's general severance policy. Following the Effective Time, the Company's employees will be permitted to participate in the employee benefit plans of Parent as in effect on the date thereof on terms substantially similar to those provided to employees of Parent. Until such time as the Parent causes employees of the Company to participate in the employee benefit plans of the Parent, employees of the Company will continue to participate in the Company Benefit Plans (other than stock option or stock purchase plans) on substantially similar terms to those currently in effect.

                  (b) If any employee of the Company or any of the Company Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company Subsidiaries and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting, and such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Company Subsidiaries employed as of the Closing Date become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

                  7.9   Required Financing.

                    Each of Parent and Acquisition Sub hereby agrees to use its best efforts to arrange the financing in respect of the Transactions and to satisfy the conditions set forth in the Financing Letter. Parent and Acquisition Sub shall keep the Company informed of the status of their financing arrangements for the Transactions, including providing notification to the Company as promptly as possible (but in any event within twenty-four (24) hours)
(i) that the Lender may be unable to provide the financing as contemplated by the

Financing Letter, or (ii) concerning the inability of Parent or Acquisition Sub to satisfy any of the conditions set forth in the Financing Letters. Parent shall provide written notice to the Company within twenty-four (24) hours if the Lender has given notice to Parent or Acquisition Sub that such Lender will be unable to provide the financing contemplated by the Financing Letter.

                 7.10   Further Assurances.

                    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition Sub, any deed, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition Sub, any other actions and things to vest, perfect or confirm on record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. The Company agrees to use its best efforts to have Mark Owens, BT Capital Partners, Inc., Bear Stearns & Co., Inc. and, to the extent he exercises stock options prior to the Initial Expiration Date, Richard E. Wenz enter into the Tender Agreement as soon as possible after the date hereof.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

                  8.1 Conditions to the Obligations of Each Party to Effect the Merger.

                    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

                  (a) Stockholder Approval. If required by applicable law, this Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the MBCL and the Articles of Organization.

                  (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) Other Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except where such failure would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or would not affect adversely the ability of the Company or Acquisition Sub, as the case may be, to consummate the Merger.

                  (d) No Injunctions, Orders or Restraints; Illegality. No statute, order, decree, ruling or permanent injunction (an "Injunction") shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger on the terms contemplated by this Agreement; provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 7.1 hereof.

                  (e) Required Consents. All consents relating to any Material Contracts set forth on Schedule 8.1(e) that are necessary as a result of the consummation of the transactions contemplated by this Agreement shall have been received.

                  (f) Purchase of Shares in Offer. Parent, Acquisition Sub or their affiliates shall have purchased Shares pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  9.1   Termination.

                    This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) by the mutual written consent of Parent or Acquisition Sub and the Company.

                  (b) by either of the Company or Parent or Acquisition Sub:

                           (i) if any Governmental Entity shall have enacted, entered, promulgated or enforced a final and nonappealable Injunction (which Injunction the parties hereto shall have used their best efforts to lift), which prohibits the consummation of the Merger on the terms contemplated by this Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 7.1 hereof), or permanently enjoins the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger;

                           (ii) if, without any material breach by the
terminating party of its obligations under this Agreement, Parent or Acquisition Sub shall not have purchased Shares pursuant to the Offer on or prior to the Expiration Date; provided, however, that neither Parent, Acquisition Sub nor the Company shall terminate this Agreement prior to August 31, 2000 if Shares shall not have been purchased by Acquisition Sub by reason of any applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer not having expired or been terminated or the pendency of a non-final Injunction, and Parent, Acquisition Sub and the Company shall use their best efforts to cause such condition to be satisfied (including, without limitation, by complying with the requirements of the FTC or other comparable Governmental Entity to divest of assets or otherwise in connection with the consummation of the Transactions or in settlement of any action brought by it) or have any such Injunction stayed or reversed; or

                           (iii) by either the Company or Parent if, at the Special Meeting (including any adjournment or postponement thereof) called pursuant to Section 2.5 hereto the requisite vote of the shareholders of the Company for the Merger shall not have been obtained.

                  (c) by the Company:

                           (i) if Parent or Acquisition Sub shall have failed to commence the Offer on or prior to the tenth business day following the date of the initial public announcement of the Offer;

                           (ii) if the Company Board of Directors shall have (A) withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Offer, or resolved to do any of the foregoing, and (B) determined in good faith, after consultation with its outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal;

                           (iii) if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or Acquisition Sub except, in any case, for such breaches which would not affect adversely Parent's or Acquisition Sub's ability to consummate the Offer or the Merger; provided, however, that no cure period shall be applicable under any circumstances to the matters set forth in Section 9.1(c)(i); or

                           (iv) if the Minimum Condition shall not have been satisfied, in which case neither Parent, Acquisition Sub nor any of their affiliates shall be permitted to accept for payment or pay for any Shares unless and until the Company shall have provided Parent with written notice stating that the Company is not exercising its right to terminate this Agreement pursuant to this Section 9.1(c)(iv).

                  (d) by Parent or Acquisition Sub if:

                           (i) the Company shall have breached any
         representation, warranty, covenant or other agreement contained in this Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph (b), (c) or (e) of Annex A hereto, and
         (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company; or

                           (ii) if the Company Board of Directors shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Offer or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Parent or its affiliates or resolved to do any of the foregoing.

                  9.2  Effect of Termination.

                  (a) In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 7.2 and 7.5, this Section 9.2 and Article X; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for any fraud or willful breach of this Agreement.

                  (b) If the Company terminates this Agreement pursuant to
Section 9.1(c)(ii) or Parent or Acquisition Sub terminates this Agreement pursuant to Section 9.1(d)(ii) hereof, then the Company shall as soon as possible thereafter pay to Parent an amount in cash equal to 4% of the sum of (i) the product of (x) the Offer Price and (y) the total number of issued and outstanding Shares, and (ii) the amount to be paid for Options pursuant to Section 1.4 hereof (the "Liquidated Amount").

                  (c) Any payment required by this Section 9.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent.

                  (d) Notwithstanding anything to the contrary in this Agreement, Parent and Acquisition Sub hereto expressly acknowledge and agree that, with respect to any termination of this Agreement pursuant to Section 9.1(c)(ii) hereof, the payment of the Liquidated Amount shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Acquisition Sub would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Parent and Acquisition Sub. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to
Section 9.1(c)(ii) hereof, the rights to payment under Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Section 9.1(c)(ii) hereof and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and Acquisition Sub hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(ii) hereof, in no event shall Parent or Acquisition Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and in no event shall Parent or Acquisition Sub be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

                  9.3   Amendment.

                    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Acquisition Sub, but in any event following authorization by the Acquisition Sub Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

                  9.4   Extension; Waiver.

                    At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

                  10.1    Notices.

                    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)     if to Parent or Acquisition Sub:

                           Dorel Industries, Inc.
                           1255 Green Avenue
                           Suite 300
                           Westmont, Quebec
                           Canada H37 2A4
                           Telecopy No.: (514) 934-9932

                           with a copy to:

                           Shearman & Sterling
                           Commerce Court West
                           199 Bay Street, Suite 4405
                           Toronto, Ontario
                           M5L 1E8
                           Attn: Bruce Czachor
                           Telecopy No.: 416-360-2958

                  (b)      if to the Company:

                           Safety 1st, Inc.
                           45 Dan Road
                           Canton, MA 02021
                           Telecopy No.: (781) 364-3205

                           with a copy to:

                           Goodwin, Procter & Hoar  LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Attn:    Stuart M. Cable, P.C.
                                    Joseph L. Johnson III, P.C.
                           Telecopy No.:  (617) 523-1231

                  10.2     Interpretation.

                    When a reference is made in this Agreement to subsidiaries of Parent, Acquisition Sub or the Company, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than

50% of whose total equity interest, is directly or indirectly owned by Parent, Acquisition Sub or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.3 Non-Survival of Representations, Warranties, Covenants and Agreements.

                    Except for Sections 7.2, 7.4 and 7.8, and Article X, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Acquisition Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

                  10.4     Miscellaneous.

                    This Agreement (i) constitutes, together with the Confidentiality Agreement, Annex A hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Tender Agreements referred to in the recitals to this Agreement, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Section
7.4 and Section 7.8 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Massachusetts Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.5     Assignment.

                    Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                  10.6     Severability.

                    If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

                  10.7     Choice of Law/Consent to Jurisdiction.

                    All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without
                                       38
regard to its rules of conflict of laws. Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each such party does hereby appoint CT Corporation, 101 Federal Street, Suite 300, Boston, Massachusetts 02110, as such agent.

                  10.8   No Agreement Until Executed.

                    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Chapter 110F of the MGL and any applicable provision of the Articles of Organization, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      DOREL INDUSTRIES, INC.



                                       By:      /s/ Martin Schwartz
                                            ---------------------------------
                                            Name:     Martin Schwartz
                                            Title:    President


                                       By:       /s/ Frank Rana
                                            ---------------------------------
                                            Name:     Frank Rana
                                            Title:    Treasurer


                                       DIAMOND ACQUISITION
                                       SUBSIDIARY, INC.


                                       By:       /s/ Jeffrey Schwartz
                                            ---------------------------------
                                             Name:      Jeffrey Schwartz
                                             Title:     President

                                       By:      /s/ Jeffrey Schwartz
                                             --------------------------------
                                              Name:     Jeffrey Schwartz
                                              Title:    Treasurer


                                       SAFETY 1ST, INC.



                                       By:      /s/ Richard E. Wenz
                                             -------------------------------
                                             Name:       Richard E. Wenz
                                             Title:      President

                                       By:     /s/ Joseph Driscoll
                                             -------------------------------
                                             Name:       Joseph Driscoll
                                             Title:      Treasurer

                                     ANNEX A

                                Offer Conditions

                  The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Agreement" shall be deemed to refer to the attached Agreement together with this Annex A.

                  Notwithstanding any other provision of the Offer or the Agreement and subject to Rule 14c-1(c) under the Exchange Act and Section 1.1 of the Agreement, Acquisition Sub may delay the acceptance for payment of and payment for any Shares, (A) until any applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer shall have expired or been terminated, or (B) if there shall not have been validly tendered to Acquisition Sub pursuant to the Offer and not withdrawn immediately prior to the Expiration Date, at least that number of Shares that, when taken as a whole with all other Shares owned or acquired by Acquisition Sub (whether pursuant to the Offer or otherwise), constitutes at least the Minimum Condition, and (C) terminate or amend the Offer or delay the acceptance for payment of and payment for Shares tendered if at any time on or after the date of the Agreement, and prior to the Expiration Date, any of the following conditions exist or shall occur or remain in effect:

                  (a) Any Governmental Entity shall have enacted, entered, promulgated or enforced a final and nonappealable Injunction (which Injunction the parties hereto shall have used their best efforts to lift), which (i) prohibits Parent or Acquisition Sub from owning or operating all of the material portions of the business and assets of the Company and the Company Subsidiaries taken as a whole or (ii) prohibits the consummation of the Merger on the terms contemplated by this Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to
Section 7.1 hereof), or permanently enjoins the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger;

                  (b) (i) Any of the representations and warranties of the Company set forth in the Agreement which are qualified by a Company Material Adverse Effect or words of similar effect shall not have been, or cease to be, true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall not have been true and correct as of such date); or (ii) any of the representations and warranties of the Company set forth in the Agreement which are not so qualified shall not have been, or cease to be, true and correct (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall not have been true and correct in all material respects as of such date), except for such inaccuracies as, individually or in the aggregate, would not have a Company Material Adverse Effect;

                  (c) The Company shall not have performed all obligations required to be performed by it under the Agreement, including, without limitation, the covenants contained in Article VI or VII thereof, except where any failure to perform would, individually or in the aggregate, not materially impair or significantly delay the ability of Acquisition Sub to consummate the Offer;

                  (d) The Agreement shall have been terminated in accordance with its terms;

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
                  (e) Any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of the Agreement shall not have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a Company Material Adverse Effect;

                  (f) The Company shall have executed a definitive agreement or agreement in principal with any person relating to an Acquisition Proposal with a person or entity other than Parent or its affiliates;

                  (g) The Company Board of Directors shall have (A) withdrawn, or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Offer, or resolved to do any of the foregoing, and (B) determined in good faith, after consultation with its outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal; or

                  (h) There shall have occurred, after the date of this Agreement, any change concerning the Company or the Company Subsidiaries which has had a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole ("Material Adverse Change"), provided, however, that any change (i) that primarily results from this Agreement, the Merger, the Offer and the transactions contemplated thereby or the announcement thereof, (ii) generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulations, or (iii) related to a general drop in stock prices in the United States shall be excluded in determining whether a Material Adverse Change has occurred.

                  The foregoing conditions (i) may be asserted by Parent or Acquisition Sub regardless of the circumstances (including any action or inaction by Parent or any of its affiliates other than a material breach of the Agreement), and (ii) are for the sole benefit of Parent, Acquisition Sub and their respective affiliates. The foregoing conditions may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The foregoing conditions may be considered to be material to the Offer. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Offer be terminated due to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall promptly be returned to the tendering stockholders.


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